Press Release #201412	FOR IMMEDIATE RELEASE	February 28, 2014

Enertopia Signs Joint Venture Agreement for Medical Marihuana

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") is very pleased to announce that it has signed an acquisition and joint venture agreement dated February 28, 2014 (the "Agreement") with The Green Canvas Ltd. based in Regina, Saskatchewan, Canada ("Green Canvas"). Green Canvas is currently in the process of applying to become a Licensed Producer pursuant to Canada's new Marihuana for Medical Purposes Regulation ("MMPR").

Pursuant to the terms of the Agreement, Enertopia may acquire up to a 75% interest in the joint venture through the payment of an aggregate of CDN$1,000,0000 and the issuance of 19,000,0000 shares of its common stock, all over a period of three years. To date the Company has already paid $600,000 of the cash consideration under the Agreement and has issued 10,000,000 shares to Green Canvas in exchange for a 49% interest in the joint venture. A total of 6,400,000 of such shares are subject to escrow until Green Canvas is designated a Licensed Producer under the MMPR regime. In the event Green Canvas does not obtain the Licensed Producer designation within 12 months of the date of the Agreement, the Agreement will terminate and Green Canvas will be required to return a total of 6,400,000 shares previously issued to it.

Green Canvas will act as manager of the joint venture subject to Enertopia's option to become manager upon obtaining a 51% interest. The terms of the Agreement also require Enertopia to fund, for a period of three years subject to early termination of the Agreement, any shortfall in the payment of management fees to certain Green Canvas consultants in the amount of $15,000 per month, which fees are to be paid out of the gross profits of the joint venture.

The foregoing description of the Agreement is intended to serve as a summary and the full details of the Agreement can be found on our website at www.enertopia.com/s/marijuana.asp or www.sec.gov and www.sedar.com.

The Green Canvas facility is currently undergoing upgrades and a portion of the $500,000 paid on signing will be used to make the initial 6,000 square foot production foot print compliant with the high standards set by Health Canada under MMPR. It is envisioned that at full production capacity the useable production space could cover 55,000 square feet. It is currently expected that this envisioned build out will take place as new patients are signed up and from project cash flows.

“Enertopia is excited to be working directly with the Green Canvas team and looks forward to meeting the patients and doctors at today’s presentation in Regina. Green Canvas provides high quality medical cannabis to MMJ patients to make their lives better”, stated President / CEO Robert McAllister.

Looking forward, it is estimated that the legal Marijuana market in North America which is estimated at $1.5 billion dollars today, could surpass $10 billion dollars before this decade is out and eventually become larger than the wine industry which had retail sales of over $34 billion dollars in 2012 according to third party reports.

Robert McAllister, Enertopia Corporation., President & CEO said, “As I have announced before it is our intention to move Enertopia rapidly forward into what we are all witnessing today as the emergence of the next major growth industry of our times.”

Further information on the Green Canvas can be found at www.thegreencanvas.ca/

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Dale Paruk, President, Coal Harbor Communications Ltd. at 1.604.662.4505

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation of clean energy projects, oil & gas projects, , competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that Green Canvas will obtain a license under MMPR and or that the Company will be able to obtain future financings. Similarly, there can be no assurance that the Company will be successful in attracting key people.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release